Exhibit 10

Transition Agreement

This Transition Agreement (“Agreement”) is between Patterson Companies, Inc., on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Patterson”), and Scott P. Anderson (referred to herein as “Executive”) (Patterson and Executive are collectively referred to herein as “Parties”). This Agreement is effective fifteen (15) days from the date on which it is signed by all Parties hereto (“Effective Date”).

WHEREAS, Executive has been employed as Patterson’s President and Chief Executive Officer;

WHEREAS, Executive also serves as a member of Patterson’s Board of Directors (“Board”) and as Patterson’s Chairman of the Board (“Chair”);

WHEREAS, Executive desires to (1) cease serving as Patterson’s President, Chief Executive Officer and Chair effective June 1, 2017, (2) refrain from standing for reelection to the Board at the Company’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”), and (3) retire from his employment with Patterson effective July 1, 2019;

WHEREAS, the Parties agree that in the interim prior to Executive’s retirement Executive will remained employed at Patterson in a transitional role; and

WHEREAS, the Parties desire to set forth the terms under which Executive will be employed prior to his retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT TRANSITION AND RETIREMENT

A.	Transition Date. Executive hereby resigns and transitions from his current position as President and Chief Executive Officer to Special Advisor effective June 1, 2017 (the “Transition Date”). As of the Transition Date, Executive also hereby resigns as Chair, and from any and all officer and director positions he then holds with the Company. In his role as Special Advisor, Executive will perform special project consulting on an as-needed basis. Executive will continue to serve as a member of the Board until the Annual Meeting, but he will not stand for re-election.

B.	Retirement Date. Executive will voluntarily resign as Special Advisor from Patterson effective July 1, 2019 (the “Retirement Date”). The period between the Transition Date and the Retirement Date or earlier termination date shall be referred to as the “Transition Period.” Executive remains subject to termination for Cause (as defined herein) prior to the Retirement Date.

II.	TRANSITION PERIOD

The following terms shall apply during the Transition Period, conditioned upon Executive’s continued employment during that time:

A.	Salary. Executive shall be paid an annualized salary in the amount of $820,000. Executive shall receive no salary after the Transition Period.

B.	Bonus. Executive shall not be entitled to receive any incentive bonus payments under the Company’s Management Incentive Compensation Plan or any other plan of the Company.

C.	Health and Welfare Benefits. All health and welfare benefits applicable to Executive shall continue in effect subject to plan terms during the Transition Period. Thereafter, Executive shall be permitted to elect to continue health coverage then in effect under Patterson’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq.; provided, however, that the cost of any such coverage shall be at Executive’s expense.

D.	Restricted Stock Awards/Restricted Stock Units. Executive’s unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated Equity Incentive Plan and the Company’s 2015 Omnibus Incentive Plan (collectively, the “Equity Incentive Plans”) shall continue to vest during the Transition Period. Pursuant to the terms of the Executive’s Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements, Executive agrees that any RSAs and RSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional RSAs or RSUs.

E.	Capital Accumulation Plan. Executive may continue to participate in the Company’s Capital Accumulation Plan (“CAP”) according to its terms through the Transition Period. Executive agrees that Section 5(g)(iii) of the CAP applies as of the Retirement Date or earlier termination date.

F.	Performance Stock Units. Executive’s unvested Performance Stock Units (“PSUs”) under the Company’s Equity Incentive Plans shall continue to vest, subject to achievement of required performance metrics, during the Transition Period. Pursuant to the terms of Executive’s Performance Stock Unit Award Agreements, Executive agrees that any PSUs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional PSUs.

G.

Non-Qualified Stock Options. Executive’s unvested Non-Qualified Stock Options (“NQSOs”) under the Company’s Equity Incentive Plans shall continue to vest during the Transition Period. For avoidance of doubt, all outstanding NQSOs held by Executive as of the end of the Transition Period will, to the extent exercisable as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such NQSO). Pursuant to the terms of Executive’s Non-Qualified Stock Option Award Agreements, Executive agrees that any NQSOs that have not vested on or prior to the end of the Transition Period are forfeited and cancelled. For avoidance of doubt, Executive shall not receive any additional NQSOs.

H.	Company Car/Cellular Phone/Computer. On or before the date of the Annual Meeting (“Transfer Date”), Executive may purchase for his personal use the vehicle which the Company has been leasing for him. Upon payment to the Company by Executive of the depreciated value of the vehicle, the Company will arrange for the transfer of title to Executive effective as of the Transfer Date. Executive shall be responsible for all applicable taxes and transfer title fees. Executive acknowledges and agrees that as of the Transfer Date the Company shall no longer insure or maintain the vehicle.

Within 21 days after the end of the Transition Period, the Company shall transfer to Executive the service agreement for the cellular phone assigned to Executive, subject to Executive acknowledging and agreeing at that time that Executive has returned any electronic materials or property of the Company existing or stored on the cellular phone.

At the end of the Transition Period, Executive may retain the computer assigned to Executive, subject to Executive acknowledging and agreeing at that time that Executive has returned any electronic materials or property of the Company existing or stored on the computer.

I.	Severance Payment. In exchange for the terms of a separation agreement in a form to be provided by the Company that contains substantially the same releases, waivers and post-employment covenants as set forth in this Agreement (“Separation Agreement”) to be entered into at the end of the Transition Period, Executive shall receive, unless Executive has been terminated for Cause, a severance payment in the amount of $1,100,000. This total severance amount shall be paid to Executive in equal installments pursuant to the Company’s regular payroll dates and procedures during the period between the effective date of the Separation Agreement and June 30, 2020.

J.	Acknowledgment. Executive acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which he is not otherwise entitled.

K.	Withholding. Patterson shall withhold from the compensation payable to Executive under this Section II all appropriate deductions necessary for Patterson to satisfy its withholding obligations under federal, state and local income and employment tax laws.

L.	Cause Defined. “Cause” as used herein means: (a) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to and injurious to the Company; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to Executive’s overall duties; (d) any material breach by Executive of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company; or (e) any misconduct requiring the Company to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

III.	EXECUTIVE AGREEMENTS

In exchange for the payments and benefits promised to Executive in this Agreement, Executive agrees as follows:

A.	Non-Encouragement Provision. Executive agrees that he will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.

B.	Litigation Hold. Executive agrees that during his employment with the Company he was provided with, and became subject to, one or more Company-issued litigation hold notices directing him to preserve specific categories of documents and electronically stored information (“ESI”) that may be potentially relevant to an existing or threatened legal action (“Potential Evidence”). Executive represents and warrants that he will make reasonable and good faith efforts to preserve all Potential Evidence in Executive’s possession, custody or control during the Transition Period and following his employment with the Company. This commitment to preserve Potential Evidence shall extend to any and all ESI (and its metadata) existing on: (1) any free-standing or networked computer or server in Executive’s personal possession, including any laptop, mobile phone, tablet, digital music device or digital camera and (2) any device that may store ESI, including internal and external hard or flash disk drives, as well as any optical or magnetic media. Executive further represents and warrants that he will make best efforts to cooperate with the Company in connection with any legal obligation that the Company may have in the future to obtain, review and produce any Potential Evidence in Executive’s possession, custody or control.

C.	Cooperation in Pending or Transitional Matters. Executive shall make himself available to the Company in the future to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which he may have worked or about which he may have personal knowledge. Executive agrees to cooperate fully with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company.

D.	Non-competition and Notification. During the Transition Period and through June 30, 2020, Executive agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada or the United Kingdom, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., and Amazon.com, Inc.) or any other business which offers, markets or sells any service or product that competes directly with any services or products of the Company. By way of example, but not by way of limitation, “any service or product that competes directly with any services or products of the Company” includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Executive shall be deemed to be interested in a business if he is engaged or interested in that business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.

In the event that Executive obtains new employment on or prior to June 30, 2020, Executive shall: (i) disclose this Agreement to his new employer prior to beginning the employment; and (ii) notify the Company of the identity of his new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.

Executive agrees that the foregoing restrictions are in consideration of the payments received by Executive in accordance with this Agreement and that the restrictions are reasonable and necessary for the purpose of protecting Patterson’s legitimate business interests. Executive agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.

Executive further agrees that the remedy of damages at law for breach by Executive of any of the covenants and obligations contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by Executive of the covenants and obligations in this Agreement would cause Patterson, or any company with which Patterson has a business relationship, Executive agrees that if he breaches or proposes to breach, any provision of this Agreement, Patterson shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to Patterson, it being understood by Executive and Patterson that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

E.	No Solicitation of Executives. Executive further agrees that during the Transition Period and through June 30, 2020, he shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this section means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

F.	Board Membership. Executive also agrees that during the Transition Period and through June 30, 2020, Executive will not become a member of or otherwise join any organization’s governing board without prior written consent of the Board.

G.	Confidential Information. Executive acknowledges that in the course of his employment with the Company, he has had access to Confidential Information. “Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results, accounting information and records; legal strategies and information; marketing plans and strategies; pricing strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that he has learned, received or used at any time during his employment with Patterson whether or not such information has been previously identified as confidential or proprietary.

The Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.

Confidential Information does not include information that is in the public domain or information generally known in the trade, other than as a result of a disclosure by or through Executive in violation of this Agreement or by another person in breach of a confidentiality obligation. Further, information that Executive acquired completely independently of his employment with Patterson is not considered to be Confidential Information.

Executive agrees that he shall not, at any time, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Executive shall not use or disclose any Confidential Information at any time without Patterson’s prior written consent. This Agreement shall not limit any obligations Executive has under any confidentiality agreement or applicable law.

H.	Company Property and Return of Property. Subject to Executive’s rights under Section II(H) of this Agreement, Executive acknowledges that as of the Transition Date, he will return his cellular phone and computer to the Company for processing. Within 21 days after the Transition Date, he will return all originals and copies of any documents, materials or property of Patterson, whether generated by him or any other person on his behalf or on behalf of Patterson or its vendors. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Executive by the Company, purchased or leased at the expense of the Company, or produced by the Company or Executive in connection with Executive’s employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of property, whether in tangible or intangible form, are also the property of the Company. Executive agrees that he will not retain any paper or electronic copies of these documents and materials.

Executive agrees that Patterson may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to him.

I.	General Waiver and Release by Executive. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Executive hereby knowingly and voluntarily releases Patterson, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (“Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Executive’s execution of this Agreement.

Executive understands that he is giving up any and all claims, complaints, causes of action or demands of any kind that he has or may have for claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Executive Order 11246, the Americans with Disabilities Act, The Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act (“ERISA”) with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal state or local law which claims can be properly released through this Agreement. Executive further understands that this release extends to but is not limited to all claims that he has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to his employment or separation of his employment with Patterson, or any other fact or matter occurring prior to his execution of this Agreement. Executive recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), and claims for vested rights under ERISA.

J.	Class Action Waiver. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The Parties agree to arbitrate solely on an individual basis, and that this agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

K.	No Waiver of Rights. Executive understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that he signs this release, or any claims for breach of this Agreement. Moreover, nothing in this release including but not limited to the release of claims, the promise not to sue, the confidentiality or non-disparagement obligations, and the return of property provision generally prevents Executive, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Executive is waiving his right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

L.

Reasonable and Necessary. Executive acknowledges that he is a key employee of the Company and that Executive participates in and contributes to key phases of the Company’s operations. Executive agrees that the covenants provided for in this Section III are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected. Executive agrees that the provisions of this Section III are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Executive is a party or by which he is bound. Executive further acknowledges that the restrictions contained in this Section III shall not impose an undue hardship on him since he has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Executive of his livelihood. In exchange for Executive agreeing to be bound by these reasonable and necessary covenants, the Company is providing Executive with the benefits as set forth in this Agreement, including without limitation the compensation set forth in Section II. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for his obligations hereunder and will be provided only if he signs and does not rescind this Agreement. Executive further acknowledges and agrees that in the event Executive is terminated for Cause prior to the Retirement Date, and therefore will not be paid the severance set forth in Section II(I), he remains bound by the provisions of this Section III. In the event Executive breaches the terms of this Section III, the severance and other payments made to Executive hereunder are subject to cessation and repayment as set forth in Section V(A) of this Agreement.

IV.	ACCEPTANCE AND RESCISSION PERIOD

By executing the Agreement below, Executive confirms and acknowledges that he has reviewed the information about the offer described above and given to him as part of this Agreement. Executive further acknowledges that he has been granted twenty-one (21) days from the date he received this Agreement within which to consider this Agreement. Executive further acknowledges that by virtue of being presented with this Agreement, he is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Executive acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, he has done so freely and knowingly, and he waives any and all future claims that such action or actions would affect the validity of this Agreement. Executive acknowledges that any changes made to this Agreement after its first presentation to him, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

Executive may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs the Agreement to assert alleged claims under the Minnesota Human Rights Act. Executive also may cancel this Agreement at any time on or before the seventh (7th) day following the date on which he signs the Agreement to assert alleged claims under the Age Discrimination of Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120 on or before the applicable fifteenth (15th) or seventh (7th) day after he signs the Agreement. If the release provisions of Section III are held invalid for any reason whatsoever, Executive agrees to return any consideration received under the terms of the Agreement to which he is not otherwise entitled absent this Agreement and that the Company is released from any obligations under the

Agreement. By accepting the payments described in Section II of this Agreement, Executive acknowledges that the revocation periods have expired and that he did not revoke this Agreement.

V.	GENERAL PROVISIONS

A.	Effect of Breach/Early Termination for Cause. In the event that Executive breaches any provision of this Agreement or his employment is terminated by the Company prior to the Retirement Date for Cause, Patterson will have no further obligations under this Agreement and Executive agrees that all payments yet to be paid under this Agreement shall be cease and be forfeited and Executive will repay all moneys paid to him under this Agreement to which he is not otherwise entitled absent this Agreement, together with the attorneys’ fees and costs incurred to collect the money and to seek injunctive relief.

B.	Knowing and Voluntary Execution. Executive acknowledges that this Agreement confirms the transition and resignation of Executive’s employment with Patterson and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Executive agrees that the payments listed above exceed that to which he would otherwise have been entitled, and that the extra payment is in exchange for signing this Agreement. Executive further acknowledges that he has had an opportunity to consult with the attorneys of his choice to explain the terms of this Agreement and the consequences of signing it.

C.	No Admission. This Agreement is not an admission by Patterson that it has acted wrongfully and Patterson disclaims any liability to Executive or any other person on the part of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

D.	Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.	Entire Agreement. Executive and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises, and commitments between Executive and the Company as to the transition and resignation of Executive’s employment. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the waiver and release set forth in Section III of this Agreement shall nevertheless be binding upon the Parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the Parties.

G.	Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.	Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of all Parties and their respective representatives, predecessors, heirs, successors and assigns.

I.	Defense to Future Claims. Executive agrees that in the event that any claim, suit or action shall be commenced by him against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including, but not limited to, claims, suits or actions relating to his employment with Patterson or any prior agreement with Patterson, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

J.	Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Executive’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Executive from the effect of any taxes under Code Section 409A.

K.	Acknowledgement. Executive affirms that he has read this Agreement and been advised that he has twenty-one (21) days from the date he received it to sign this Agreement, and that he has been advised in writing to consult with an attorney prior to signing this Agreement. Executive affirms that the provisions of this Agreement are understandable to him and he has entered into this Agreement freely and voluntarily.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: June 1, 2017	/s/ Scott P. Anderson
Scott P. Anderson

Dated: June 1, 2017	Patterson Companies, Inc.

	By:	/s/ John D. Buck
John D. Buck
Lead Director

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